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                                                                    EXHIBIT 99.1

[NEBRASKA BOOK COMPANY LOGO]

FOR IMMEDIATE RELEASE                         CONTACT: Alan Siemek
                                                       Chief Financial Officer
                                                       402-421-0499
                                                       asiemek@nebook.com

            NBC ACQUISITION CORP. REPORTS RECORD FISCAL YEAR RESULTS


LINCOLN, NEB., June 22, 2007 - NBC Acquisition Corp., the parent company of Nebraska Book Company Inc., today announced record results for its fiscal year ended March 31, 2007. For the year, consolidated revenues were a record $544.4 million, up $124.3 million from $420.1 million in the fiscal year ended March 31, 2006. Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA) for the 2007 fiscal year were a record $68.1 million, up 11.3% from $61.2 million in the prior fiscal year. After adding back certain one-time costs resulting from the closure of a warehouse in California and transition costs related to the acquisition of College Book Stores of America ("CBA") and adding back the non-cash charges related to the Company's restricted stock plan, EBITDA was $70.8 million. Net income was flat at $7.9 million as increased income from operations was offset primarily by increased interest expense.

Mark Oppegard, President and CEO, Nebraska Book Company said, "We are very pleased with the operating results of Nebraska Book Company because we've seen all three of our segments improve their operations including their top and bottom lines this year. This has been a year in which we've taken some big steps forward - including the acquisition of CBA in May of 2006. While our industry is undergoing change due to increased competition for student transactions and the increased use of technology, we believe we are well positioned to meet those challenges and deliver the products and services our customers demand. The acquisition of CBA makes us an even stronger, more competitive company in the contract management part of our industry and we remain excited about the future prospects for Nebraska Book Company."

The Company's record revenues included $418.5 million from the College Bookstore division (up 43.3%), $135.8 million from the Textbook division (up 2.4%), and $32.2 million from the Complementary Services division (up 20.7%). Such revenues include inter-company revenues of $42.1 million. Revenues in the College Bookstore division increased due to the CBA transaction and other acquisitions as well as same store sales for the year ended March 31, 2007, which increased 3.7%. After adjusting for one market where the Company opened up a location which depressed sales at two of its other stores in the same market, same store sales increased 4.5%. Revenues in the Textbook division increased due to price increases which were offset partially by an increase in returns and a small decrease in units sold. Revenues in the Complementary Services division increased primarily due to higher revenues in the systems businesses, however all of the businesses within this segment contributed to the increase.

Consolidated gross profit was a record $212.0 million for the fiscal year ended March 31, 2007, an increase of $42.8 million or 25.3% over the prior fiscal year. Gross margin was 38.9% for the 2007 fiscal year, a decrease from the prior fiscal year margin of 40.3%. This change in gross margin percent was expected as an increasing share of the Company's revenue came from the retail College Bookstores Division which has lower gross margins that the Company's other two segments. Total operating expenses were $159.4 million in fiscal 2007, an increase of $37.7 million over the prior fiscal year of $121.7 million. The increase in operating expenses was primarily due to continued growth of the Company, especially in the College Bookstore Division, which prompted an increase of $16.8 million in personnel costs and an increase of $9.4 million in rent. Included in the increased operating expenses are $0.8 million of one-time costs resulting from the closure of a warehouse in California, $0.9 million transition costs related to the acquisition of CBA and $1.0 million of non-cash charges related to the Company's restricted stock plan.

Net interest expense was $39.0 million, an increase of $4.9 million compared to the prior fiscal year. The increase was primarily due to the additional Term Loans incurred in connection with the acquisition of CBA, higher average interest rates on the Term Loans, and other factors, including increased discount accretion and the change in fair value of the interest rate swap.

EBITDA (excluding corporate costs) for each of the Company's operating divisions in fiscal year 2006 was $44.5 million in the College Bookstore division, an increase of $8.5 million or 23.4% over the prior fiscal year, $32.2 million in the Textbook division, an increase of $0.3 million compared to the prior fiscal year despite the one time warehouse closing costs, and $2.7 million in the Complementary Services division, an increase of $1.5 million compared to the prior fiscal year primarily due to improved results in the systems businesses and the distance education business.

At March 31, 2007 the Company was operating 244 locations around the country which includes 94 locations operated by CBA. The Company also announced that subsequent to year end it has acquired or agreed to contract manage bookstores at 7 more locations across the country with revenues expected to exceed $10 million on a full year basis.



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
NBC ACQUISITION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------------

                                                      -------------      -------------
                                                        Year Ended         Year Ended
                                                         March 31,          March 31,
                                                           2007               2006
                                                      -------------      -------------
REVENUES, net of returns                              $ 544,427,964      $ 420,107,899

COSTS OF SALES (exclusive of depreciation               332,443,991        250,914,049
                shown below)                          -------------      -------------
  Gross profit                                          211,983,973        169,193,850

OPERATING EXPENSES:
  Selling, general and administrative                   143,095,625        107,990,817
  Depreciation                                            5,915,758          4,912,731
  Amortization                                            9,613,598          8,762,398
  Closure of California warehouse                           774,475
                                                      -------------      -------------

                                                        159,399,456        121,665,946
                                                      -------------      -------------

INCOME  FROM OPERATIONS                                  52,584,517         47,527,904

OTHER EXPENSES (INCOME):
  Interest expense                                       40,410,094         35,930,981
  Interest income                                        (1,643,598)        (1,274,836)

  (Gain) Loss on derivative financial instruments           225,000           (525,000)
                                                      -------------      -------------

                                                         38,991,496         34,131,145
                                                      -------------      -------------

INCOME  BEFORE INCOME TAXES                              13,593,021         13,396,759

INCOME TAX EXPENSE                                        5,699,634          5,526,552
                                                      -------------      -------------

NET INCOME                                            $   7,893,387      $   7,870,207
                                                      =============      =============



SELECTED BALANCE SHEET DATA:                      March 31, 2007         March 31, 2006
---------------------------                       --------------         --------------
Cash & cash equivalents                           $ 32,982,876           $ 33,382,722
Receivables                                         54,949,070             37,760,786
Inventories                                         94,548,706             74,878,442
Identifiable intangibles, net of amortization      139,824,716            145,478,506
Goodwill                                           311,606,364            293,049,842
Total assets                                       697,004,762            647,079,304
Total long-term debt                               441,903,377            414,255,796
Stockholders' equity                               140,244,878            133,157,360




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EBITDA for the years ended March 31, 2007 and 2006 and the corresponding change in EBITDA were as follows:

                              Year Ended         Year Ended                Change
                            March 31, 2007     March 31, 2006        Amount      Percentage
                            --------------     --------------    ------------    ----------
Bookstore Division           $ 44,511,202      $ 36,056,380      $  8,454,822        23.4%
Textbook Division              32,210,010        31,938,743           271,267         0.8%
Complementary
Services Division               2,716,144         1,220,529         1,495,615       122.5%
Corporate administration      (11,323,483)       (8,012,619)       (3,310,864)       41.3%
                             ------------      ------------      ------------       -----

                             $ 68,113,873      $ 61,203,033      $  6,910,840        11.3%
                             ============      ============      ============       =====


As the Company is highly-leveraged and its equity is not publicly-traded, it believes that a non-GAAP financial measure, EBITDA, is useful in measuring its liquidity and provides additional information for determining its ability to meet debt service requirements. The Senior Subordinated Notes, Senior Discount Notes, and Senior Credit Facility also utilize EBITDA, as defined in those agreements, for certain financial covenants. EBITDA does not represent and should not be considered as an alternative to net cash flows from operating activities as determined by GAAP, and EBITDA does not necessarily indicate whether cash flows will be sufficient for cash requirements. Items excluded from EBITDA, such as interest, taxes, depreciation and amortization, are significant components in understanding and assessing the Company's financial performance. EBITDA measures presented here may not be comparable to similarly titled measures presented by other companies.

The following presentation reconciles EBITDA with net cash flows from operating activities and also sets forth net cash flows from investing and financing activities:

                                                               --------------     --------------
                                                                 Year Ended         Year Ended
                                                               March 31, 2007     March 31, 2006
                                                               --------------     --------------
EBITDA                                                          $ 68,113,873        $ 61,203,033

Adjustments to reconcile EBITDA to net cash flows from operating activities:

  Share-based compensation                                           996,957                  --

  Interest income                                                  1,643,598           1,274,836

  Provision for losses on receivables                                834,442             231,497

  Cash paid for interest                                         (31,388,513)        (27,874,705)

  Cash paid for income taxes                                      (6,551,344)         (9,589,439)

  (Gain) Loss on disposal of assets                                     (575)             90,263

Changes in operating assets and liabilities,
net of effect of acquisitions/disposals                           (6,132,260)         (2,762,253)
                                                                ------------        ------------

Net Cash Flows from Operating Activities                        $ 27,516,178        $ 22,573,232
                                                                ============        ============

Net Cash Flows from Investing Activities                        $(32,808,754)       $(18,122,174)
                                                                ============        ============

Net Cash Flows from Financing Activities                        $  4,892,730        $ (2,292,679)
                                                                ============        ============



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Please note that this press release, including the reconciliation of the differences between net cash flows and EBITDA can also be found on the "Financial Information" page of the Company's corporate web site at http://www.nebook.com/our_company/financial.asp.

NBC Acquisition Corp.'s financial results conference call will be Monday, June 25th at 9:00 a.m. CST(10:00 a.m. EDT). Participants will be Mark Oppegard, President and Chief Executive Officer, Barry Major, Chief Operating Officer, and Alan Siemek, Chief Financial Officer.

The call can be accessed by calling 888-781-3339. A replay of the call will be available from 12:30 p.m. CST on June 25th, 2007 until 11:59 CST on July 2nd, 2007 by calling 800-475-6701. The access code is 877704.

About Nebraska Book Company

Nebraska Book Company began in 1915 with a single bookstore near the University of Nebraska campus but now serves more than 2.1 million students through its network of approximately 250 stores located across the country. Our Textbook Division serves more than 2,500 bookstores through the sale of over seven million textbooks, and our Complementary Services Division has installed more than 1,600 technology platforms and e-commerce sites. Additional information about Nebraska Book Company can be found at the company's website: www.nebook.com.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of
1995

This press release contains certain statements that are not historical facts, including, most importantly, information concerning possible or assumed future results of operations of the Company and statements preceded by, followed by or that include the words "may," believes," "expects," "anticipates," or the negation thereof, or similar expressions, which constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). All statements which address operating performance, events or developments that are expected or anticipated to occur in the future, including statements relating to volume and revenue growth, earnings per share or EBITDA growth or statements expressing general optimism or pessimism about future results of operation, are forward-looking statements within the meaning of the Reform Act. Such forward-looking statements involve risks, uncertainties and other factors that may cause the actual performance or achievements of the Company to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act. Several important factors could affect the future results of the Company and could cause those results to differ materially from those expressed in the forward-looking statements contained herein. Such factors include, but are not limited to, the following: increased competition from other companies that target the Company's markets and from alternative media and alternative sources of textbooks for students; digital or other educational content sold directly to students; increased competition for the purchase and sale of used textbooks from student to student transactions; the Company's inability to successfully acquire or contract-manage additional bookstores or to integrate those additional stores; the Company's inability to cost-effectively maintain or increase the number of contract-managed stores; the Company's inability to purchase a sufficient supply of used textbooks; changes in pricing of new and/or used textbooks; changes in publisher activities related to new editions and materials packaged with new textbooks; the loss or retirement of key members of management; the impact of seasonality of the wholesale and bookstore operations; increases in the Company's cost of borrowing or the Company's inability to raise additional debt or equity capital; changes in general economic conditions and/or in the markets in which the Company competes or may, from time to time, compete; and other risks detailed in the Company's Securities and Exchange Commission filings, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. The Company will not undertake and specifically declines any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.